Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612.977.4132

Irene.Silber@capella.edu

Capella Education Company Reports Third Quarter 2007 Results

Revenue Increases 26.5 Percent; Enrollment Increases 23.8 Percent

MINNEAPOLIS, Nov. 1, 2007 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended Sept. 30, 2007.

•	Revenues for the three months ended Sept. 30, 2007, increased by 26.5 percent to $55.5 million, compared to $43.9 million in the third quarter of 2006.

•	Total active enrollment reached 20,268, an increase of 23.8 percent over the same period in 2006. Eighty-five percent of Capella learners are enrolled in graduate programs.

•	Operating income in the three months ended Sept. 30, 2007, was $6.3 million or 11.4 percent of revenue, compared to $4.1 million or 9.3 percent of revenue during the same period in 2006.

•	The tax rate for third quarter 2007 was 33.2 percent, compared to 41.4 percent for the same period in 2006, primarily due to the implementation of tax planning strategies.

•	Net income for the third quarter 2007 was $5.1 million, compared to $3.0 million in the third quarter of 2006.

•

Diluted net income per share was $0.29 in the third quarter of 2007, compared to $0.25 in the third quarter of 2006. The weighted average number of diluted shares outstanding in the third quarter 2007 was 17.6 million shares, up from 12.1 million during the same period in 2006. The increase in the weighted average number of diluted shares outstanding is primarily related to the initial public offering, completed in Nov. 2006, and a follow-on offering, completed in May 2007.

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Capella Education Company Reports Third Quarter 2007 Results

For the nine months ended Sept. 30, 2007, the Company reported:

•	Revenues increased by 25.5 percent to $162.3 million, compared to $129.3 million for the same period in 2006.

•

Operating income for the nine months ended in Sept. 30, 2007 increased by 70.3 percent to $17.3 million from $10.2 million during the same period in 2006. Operating margins improved by 290 basis points to 10.7 percent of revenue for the first nine months of 2007 compared to 7.8 percent for the same period in 2006.

•	The tax rate was 34.1 percent, compared to 41.6 percent for the same period in 2006. The decrease in the tax rate was primarily due to implementation of tax planning strategies.

•	Net income year-to-date in 2007 was $13.7 million or $0.80 per weighted average number of diluted shares outstanding compared to $7.7 million or $0.64 for the same period in 2006.

“We continued to show strong revenue and enrollment growth in the third quarter,” said Stephen Shank, chairman and chief executive officer of Capella Education Company. “Operationally, the ongoing implementation of our Enterprise Resource Planning (ERP) system is proceeding well, but we are preparing for the broadest module implementation in January 2008. When the full system is installed in the summer 2008, it will enable our continuing focus on realizing operating efficiencies,” said Shank.

“We are also pleased with the progress that has been made nationally on important higher education issues such as accountability in learning outcomes transparency,” said Shank. “As part of the Transparency by Design Initiative, Capella and a group of other higher education institutions will publicly share information that will provide prospective students with quantitative data to help choose where they want to pursue their post-secondary education. Our work in this area reflects our vision to lead the definition of high-quality adult online education,” concluded Shank.

Balance Sheet and Cash Flow

As of Sept. 30, 2007, the Company had cash, cash equivalents, and marketable securities of $124.7 million and no debt, compared to $87.7 million in cash, cash equivalents, and marketable securities and $12,000 in debt at year-end 2006. Cash flow from operations year-to-date in 2007 was $27.7 million compared to $18.5 million in the same period in 2006. Capital expenditures were $14.1 million for the nine months ended Sept. 30, 2007, which compares to $11.1 million in capital expenditures in the same period in 2006. The Company continues to invest in an Enterprise Resource Planning system, scheduled for completion in 2008. Depreciation and amortization was $7.3 million for the nine months ended Sept. 30, 2007, and $6.0 million for the same period in 2006.

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Capella Education Company Reports Third Quarter 2007 Results

Outlook

For the fourth quarter ending Dec. 31, 2007, enrollment is expected to grow by 22.5 to 23.5 percent and revenue by approximately 25.3 to 26.3 percent compared to the fourth quarter of 2006. The operating margin is anticipated to be approximately 18.0 to 19.0 percent of total revenue. The fourth quarter 2007 and annual tax rate is currently projected to be approximately 35 percent.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in funding for Title IV programs; responding to governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including issuance of the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; the successful implementation of our Enterprise Resource Planning system; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our Form 10-K and our subsequent Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

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Capella Education Company Reports Third Quarter 2007 Results

Conference Call

Capella will discuss its third quarter 2007 results and fourth quarter 2007 and fiscal 2008 outlook during a conference call scheduled today, Nov. 1, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 800.829.2707 (domestic) or 913.312.0683 (international) at 8:50 a.m. (ET). The webcast will be available on the Capella Education Company Web site at www.capellaeducation.com.

A replay of the call will be available from Nov. 1 through Nov. 8, 2007, by calling 888. 203.1112 (domestic) or 719.457.0820 (international), passcode 8847320. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University a regionally accredited*, online university. Capella University offers graduate degree programs in business, information technology, education, human services, public health, public safety, and psychology and bachelor’s degree programs in business, information technology, health, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 19 graduate and undergraduate degree programs with 104 specializations and more than 870 courses. More than 20,000 learners were enrolled as of Sept. 30, 2007. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

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Capella Education Company Reports Third Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of September 30, 2007	As of December 31, 2006
	(Unaudited)
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$41,462	$22,491
Marketable securities	83,220	65,170
Accounts receivable, net of allowance of $904 at September 30, 2007 and $1,119 at December 31, 2006	7,066	7,401
Prepaid expenses and other current assets	5,887	3,703
Deferred income taxes	1,783	1,800

Total current assets	139,418	100,565
Property and equipment, net	34,014	28,749

Total assets	$173,432	$129,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,017	$5,113
Accrued liabilities	24,229	18,598
Income taxes payable	—	214
Deferred revenue	8,270	7,488
Current portion of capital lease obligations	—	5

Total current liabilities	35,516	31,418
Deferred rent	1,336	1,813
Capital lease obligations	—	7
Deferred income taxes	1,933	2,331

Total liabilities	38,785	35,569
Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,947 at September 30, 2007 and 16,002 at December 31, 2006	169	160
Additional paid-in capital	183,657	156,513
Accumulated other comprehensive income (loss)	53	(7)
Retained earnings (accumulated deficit)	(49,232)	(62,921)

Total shareholders’ equity	134,647	93,745

Total liabilities and shareholders’ equity	$173,432	$129,314

Capella Education Company Reports Third Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited) (In thousands, except per share amounts)
Revenues	$55,530	$43,902	$162,272	$129,278
Costs and expenses:
Instructional costs and services	24,759	20,131	72,869	61,473
Marketing and promotional	17,583	14,967	52,753	42,540
General and administrative	6,865	4,741	19,364	15,115

Total costs and expenses	49,207	39,839	144,986	119,128

Operating income	6,323	4,063	17,286	10,150
Other income, net	1,253	1,123	3,477	3,094

Income before income taxes	7,576	5,186	20,763	13,244
Income tax expense	2,514	2,145	7,074	5,506

Net income	$5,062	$3,041	$13,689	$7,738

Net income per common share:
Basic	$0.30	$0.26	$0.83	$0.66

Diluted	$0.29	$0.25	$0.80	$0.64

Weighted average number of common shares outstanding:
Basic	16,810	11,731	16,411	11,691

Diluted	17,611	12,063	17,177	12,021

Capella Education Company Reports Third Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Unaudited Other Information

(In thousands, except enrollment amounts)

	Nine Months Ended September 30,
	2007	2006
Depreciation and amortization	$7,277	$6,046
Net cash flow provided by operating activities	27,744	18,461
Capital expenditures	14,070	11,132

Enrollment by Degree(a):

	September 30,		% Change
	2007	2006
Doctoral	8,037	6,872	17.0%
Master’s	9,105	6,953	31.0%
Bachelor’s	3,027	2,455	23.3%
Other	99	94	5.3%

Total	20,268	16,374	23.8%

(a)	Enrollment as of September 30, 2007 and 2006 is the enrollment as of the last day of classes for the quarter ended September 30, 2007 and 2006, respectively.